Exhibit 10.127

GUARANTY

THIS GUARANTY (the “Guaranty”), dated as of September 14, 2022, made by Manufactured Housing Properties, Inc (a Nevada Corporation) (the “Guarantor”), in favor of North Side MHC, LLC (a South Carolina limited liability company), (the “Guaranteed Party”).

Guarantor enters into this Guaranty in consideration of, and as an inducement for, Guaranteed Party having loaned certain monies and/or extended certain credit to Northview MHP LLC (a North Carolina limited liability company) (the “Debtor”), pursuant to a certain promissory note in the principal amount of one million two hundred thousand dollars ($1,200,000.00) (the “Note”), said Note executed by the Debtor of even date herewith. Guarantor, subject to the terms and conditions hereof, hereby unconditionally and absolutely guarantees to the Guaranteed Party the full and prompt payment when due, upon demand in writing from the Guaranteed Party to the Guarantor’s attention at Guarantor’s registered address, of any and all amounts payable by the Debtor to the Guaranteed Party arising from the Note, and:

1.	The Guarantor hereby irrevocably and unconditionally guarantees the full and prompt payment when due (whether by acceleration or otherwise) of the principal and interest on any sums due and payable by the Debtor as a result of an event of default under the Note or any instrument securing said Note, including any Deed of Trust securing real property and any Security Agreement securing personal property, (including damages, fees and interest thereon, pursuant to the terms of the Note). This Guaranty is a guarantee of payment and not of collection.

2.	The Guarantor hereby waives diligence, acceleration, notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives presentment and all demands whatsoever except as noted herein, notice of protest, notice of dishonor or nonpayment of any such liability, suit or taking of other action by the Guaranteed Party against, and any other notice to, any party liable thereon (including the Guarantor or any other guarantor), filing of claims with a court in the event of the insolvency or bankruptcy of the Debtor, and any right to require a proceeding first against the Debtor.

3.	Subject to the terms and conditions hereof, the obligations of the Guarantor under this Guaranty are absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (i) any extension, renewal, settlement, compromise, waiver, consent, discharge or release of the Debtor concerning any provision of the Note in respect of any obligations of the Debtor; or (ii) the rendering of any judgment against the Debtor or any action to enforce the same.

4.	Subject to the terms and conditions hereof, this Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Except for a failure to comply with any applicable statute of limitations, no failure or delay on the part of the Guaranteed Party in exercising any right, power or privilege hereunder, and no course of dealing between the Guarantor and the Guaranteed Party, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies, which the Guaranteed Party would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice of demand in similar or other circumstances or constitute a waiver of the rights of the Guaranteed Party to any other or further action in any circumstances without notice or demand.

5.	Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except upon written agreement of the Guaranteed Party and the Guarantor.

6.	The Guarantor agrees that his liability as guarantor shall continue and remain in full force and effect in the event that all or any part of any payment made hereunder or any obligation or liability guaranteed hereunder is recovered (as a fraudulent conveyance, preference or otherwise) rescinded or must otherwise be reinstated or returned due to bankruptcy or insolvency laws or otherwise.

7.	This Guaranty and the rights and obligations of the Debtor and the Guarantor hereunder shall be construed in accordance with and governed by the laws of the State of North Carolina.

8.	This writing is the complete and exclusive statement of the terms of this Guaranty and supersedes all prior oral or written representations, understandings, and agreements between the Guaranteed Party and the Guarantor with respect to subject matter hereof. The Guaranteed Party and the Guarantor agree that there are no conditions to the full effectiveness of this Guaranty.

9.	Every provision of this Guaranty is intended to be severable. If any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable. This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written to be effective as of the earliest effective date of any of the Agreement.

Manufactured Housing Properties, Inc., by:

/s/ Jay Wardlaw III	(SEAL)
President

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